EXHIBIT 99.1


               [UNITED STATES FILTER CORPORATION LETTERHEAD]


                                                            NEWS RELEASE


 Dorrie Osborne                     Jeff Crider
 U.S. Filter                        U.S. Filter
 40-004 Cook Street                 40-004 Cook Street
 Palm Desert, CA  92211             Palm Desert, CA  92211
 Phone:  (760) 340-0098             Phone:  (760) 341-8173
 Fax:  (760) 341-9368               Fax:  (760) 341-9368



           UNITED STATES FILTER CORPORATION COMPLETES ACQUISITION
                    OF CULLIGAN WATER TECHNOLOGIES, INC.

 PALM DESERT, Calf., (June 15, 1998) - United States Filter Corporation (NYSE:USF) announced today that it completed the acquisition of Culligan Water Technologies, Inc.

    The acquisition of Culligan, a Northbrook, Ill.-based manufacturer and distributor of water purification and treatment products, was approved by Culligan stockholders and U.S. Filter stockholders at special stockholder meetings of both companies today. The transaction will be effective at 4:01 p.m. EST.

    The acquisition was completed through a stock-for-stock, tax-free merger valued at approximately $1.5 billion, and will be treated as a pooling of interests. As previously announced, each share of Culligan common stock will be exchanged for 1.875 shares of U.S. Filter common stock or approximately $58.71 per Culligan share (based upon the closing price of U.S. Filter common stock on June 12, 1998).

    The acquisition of Culligan will further consolidate U.S. Filter's position as the world's largest global water treatment company.

    Combined, the two companies will have more than $4.5 billion in revenues, 2,000 locations, and more than 20,000 employees in 90 countries. Culligan has annualized revenues of approximately $760 million, with about 4,000 employees worldwide and a three-year compounded growth rate of 22 percent.

    "Culligan will serve as our platform as we move into the high growth, high margin consumer water products business," said Richard J. Heckmann, U.S. Filter's chairman and chief executive officer.

    "As the country's most recognized brand, with an unequaled worldwide dealer network, we see this transaction as key to our goal of being the world's leading water company."

    With annualized revenues of over $3.5 billion before the Culligan acquisition, U.S. Filter is the leading global provider of industrial, municipal and residential water and wastewater treatment systems, products and services, with an installed base U.S. Filter believes is the largest worldwide. U.S. Filter, which is based in Palm Desert, Calif., invites you to visit its web site at http://www.usfilter.com.

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